EXHIBIT 10.21
ELECTRO RENT CORPORATION
STOCK UNIT AWARD AGREEMENT FOR NON-EMPLOYEE DIRECTORS
“Participant”: [NAME]
“Grant Date”: [DATE]
Number of Units Covered: [NUMBER]
Grant of Units. Pursuant to the compensation arrangements for non-employee directors of Electro Rent Corporation (“Electro Rent”), you have been granted an award (your “Award”) of the number of stock units set forth above (each a “Unit”) upon and subject to the restrictions, terms and conditions set forth in Electro Rent’s 2005 Equity Incentive Plan (the “Plan”), this letter and the Terms and Conditions attached hereto as Exhibit A (the “Terms”, and together with this letter, the “Agreement”) (capitalized terms not otherwise defined will be as defined in the Plan).
Vesting of Units. Twenty Five Percent (25%) of the Units are immediately vested and Twenty Five Percent (25%) will vest on each of [DATE], [DATE] and [DATE] if you are still a member of the Board on such date. In addition, all Units which have not otherwise vested will become vested in full upon the earlier of a Change in Control, your death or your termination due to Disability if you are still a member of the Board on such date.
Issuance of Shares. Your Award represents the right to receive, and you will become the owner of, one Share for each vested Unit as of the first to occur (the “Issuance Date”) of (a) [DATE]; (b) a Change in Control; or (c) the date of you cease to be a member of the Board for any reason. Any Units not vested on or before the Issuance Date will be forfeited and be of no further force or effect.
Dividends. If on or after the Grant Date, Electro Rent declares and pays cash dividends on its Common Stock (a “Cash Dividend”), then Electro Rent will make a cash payment to you on the then outstanding vested Units in an amount per vested Unit equal to the amount of Cash Dividends paid per share of Common Stock. Such payment will be made to you within ten (10) days after the date that such Cash Dividends are paid to Electro Rent shareholders. Additionally, if at the time of the Cash Dividends payment there were then outstanding unvested Units and such unvested Units subsequently become vested, then Electro Rent will make a cash payment to you within ten (10) days after the vesting date(s) of such Units and the amount paid for each such vested Unit shall equal the amount of Cash Dividends paid per share of Common Stock. No payment will be made with respect to Units which never vest, or for Cash Dividends where the record date for the Cash Dividend is either before the Grant Date or on or after the Issuance Date. All payments made under this section will be subject to satisfaction of applicable withholding obligations.
Please review the Plan and the Terms carefully, as they control your rights and obligations under your Award, and then sign one copy of this letter and return it to Craig Jones via [mail/electronic mail]. If you have any questions, please call him at _______________.
Very truly yours,
Electro Rent Corporation

By:

Its:

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I hereby accept this Award and have reviewed the Plan, Plan prospectus, and the Terms. I understand that I will not receive anything for Units under certain circumstances, including my ceasing to be a director of Electro Rent, before they vest. I further understand that I may not transfer my Award except under circumstances described in this Award and the Plan. I agree to be bound by all of the terms and conditions of the Award, including those set forth in the Plan and the Terms.

“Participant”

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EXHIBIT A
TERMS AND CONDITIONS
These Terms and Conditions are attached to a letter (the “Award Letter”) from Electro Rent Corporation (“Electro Rent”) granting an Award to you, and are intended to govern that Award. All capitalized terms not specifically defined in these Terms and Conditions have the meanings set forth in the Award Letter or the Plan.
1.Issuance of Certificate. Electro Rent will issue to you (or following your death, your estate) a certificate of any Shares due under this Award promptly after the Issuance Date. No consideration will be due for the issuance of Shares hereunder, although you will be responsible for any withholding taxes. Electro Rent shall not be required to issue fractional shares of Common Stock upon settlement of this Award.
2.Restriction on Transfer; Rights. This Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered either voluntarily or by operation of law except (i) by will or the laws of descent and distribution or (ii) to your designated beneficiary to the extent permitted by the Committee. If there is any other attempt to transfer this Award or any other right or privilege granted hereby, this transfer shall be null and void and be of no force or effect. As a holder of Units, you shall have no rights other than those of a general creditor of Electro Rent and no rights or privileges of a shareholder of Electro Rent. The Units shall not be treated as property or as a trust fund of any kind. You, or your estate, shall have no rights as a shareholder of Electro Rent (including without limitation the right to vote) with regard to the Award until you have been issued the applicable Shares by Electro Rent and have satisfied all other conditions.
3.Shares to be Issued in Compliance with Applicable Laws and Exchange Rules. By accepting the Award, you represent and agree that none of the Units are being acquired with a view to any sale, transfer or distribution in violation of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, any applicable state “blue sky” laws or any applicable foreign laws. If required by the Committee, you shall furnish evidence satisfactory to Electro Rent to such effect (including a written representation and an indemnification of Electro Rent in the event of any violation of any applicable laws). Electro Rent will not issue any Shares if the issuance of such Shares at that time would violate any law or regulation.
4.Withholding of Taxes. You will be solely responsible for payment of any and all applicable taxes, including without limitation any penalties or interest based upon such tax obligations, associated with this Award. The delivery to you of any Shares underlying vested Units will not be permitted unless and until you have satisfied any withholding or other taxes that may be due. The Committee in its discretion may permit or require you to satisfy all or part of your withholding tax obligations by having Electro Rent withhold all or a portion of the Shares that would otherwise be deliverable to you under the vesting Units as provided in the next two sentences, or deducting any such payment from any amount then or thereafter payable by Electro Rent or an Affiliate or pursuing any available remedy available to it.  Such withheld Shares will be applied to pay the withholding obligation by using the aggregate fair market value of the withheld Shares as of the date of settlement.  You will be delivered the net amount of vested Shares after the Share withholding has been effected and you will not receive the withheld Shares.  Electro Rent will not deliver any fractional number of Shares. Any payment of taxes by withholding Shares may be subject to restrictions, including, but not limited to, any restrictions required by rules of the Securities and Exchange Commission. The number of Shares that are withheld from an Award pursuant to this section may also be limited by the Committee, to the extent necessary, to avoid liability-classification

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of the Award (or other adverse accounting treatment) under applicable financial accounting rules including without limitation by requiring that no amount may be withheld which is in excess of minimum statutory withholding rates. You must contemporaneously pay all taxes which are not otherwise covered by the withholding of Shares described above.
5.Participation in Other Company Plans. The grant of this Award will not affect any right you might otherwise have to participate in and receive benefits under the then current provisions of any pension, insurance, or profit sharing program of Electro Rent or its subsidiaries.
6.Not an Employment or Service Contract. Nothing in this Award is to be construed as an agreement, express or implied, by Electro Rent or its Affiliates to employ you or contract for your services or to maintain your position on the Board, nor will it restrict Electro Rent’s or any Affiliate’s right to discharge you or cease contracting for your services, including your services as a member of the Board, or to modify, extend or otherwise affect in any manner whatsoever, the terms of any employment agreement or contract for services which may exist between you and Electro Rent or its subsidiaries.
7.Golden Parachute Excise Taxes.
1.In the event that it is determined that this Award or any payment or distribution of any type to or for your benefit made by Electro Rent, any of its Affiliates, any person who acquires ownership or effective control of Electro Rent or ownership of a substantial portion of Electro Rent’s assets (within the meaning of Code Section 280G) or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, would be nondeductible by Electro Rent under Code Section 280G and/or would be subject to the excise tax imposed by Code Section 4999 or any interest or penalties with respect to such excise tax (such nondeductibility and/or excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then this Award and such other payments or distributions shall be reduced to such amount which would result in no portion of this Award and any other payments or distributions being subject to the Excise Tax.
2.Any reductions to payments required under Section 7.1 shall occur in the following order: (1) reduction of cash payments for which the full amount is treated as a parachute payment; (2) cancellation of accelerated vesting (or, if necessary, payment) of cash awards for which the full amount is not treated as a parachute payment; (3) cancellation of any accelerated vesting of equity awards; and (4) reduction of any continued employee benefits.  In selecting the equity awards (if any) for which vesting will be reduced under clause (3) of the preceding sentence, awards shall be selected in a manner that maximizes the after-tax aggregate amount of payments provided to you, provided that if (and only if) necessary in order to avoid the imposition of an additional tax under Section 409A of the Code, awards instead shall be selected in the reverse order of the date of grant.  For the avoidance of doubt, for purposes of measuring an equity compensation award’s value to you when performing the determinations under the preceding paragraph, such award’s value shall equal the then aggregate fair market value of the vested shares underlying the Award less any aggregate exercise price less applicable taxes.  Also, if two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.  In no event shall (i) you have any discretion with respect to the ordering of payment reductions or (ii) Electro Rent be required to gross up any payment or benefit to you to avoid the effects of the Excise Tax or to pay any regular or excise taxes arising from the application of the Excise Tax.
8.Code Section 409A. Notwithstanding anything to the contrary, this Award is intended to be exempt from or comply with the requirements of Code Section 409A and shall be interpreted in a manner consistent with such intention. In the event that any provision of the Plan or the Agreement is determined by the Committee to not comply with the applicable requirements of Code Section 409A or the applicable regulations and other guidance issued thereunder, the Committee shall have the authority to take such

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actions and to make such changes to the Plan or the Agreement as the Committee deems necessary to comply with such requirements. Any payment made pursuant to this Award shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A. Notwithstanding the foregoing or anything in the Plan or the Agreement to the contrary, if upon your “separation from service” (as defined in Code Section 409A) you are then considered a “specified employee” (as defined in Code Section 409A), then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, Electro Rent shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six (6) months following such separation from service until the earlier of (i) the first business day of the seventh month following your separation from service, or (ii) ten (10) days after Electro Rent receives written confirmation of your death. Any such delayed payments shall be made without interest. While it is intended that all payments and benefits provided under the Plan or this Award will be exempt from or comply with Code Section 409A, Electro Rent makes no representation or covenant to ensure that the payments under the Plan or the Award are exempt from or compliant with Code Section 409A. In no event whatsoever shall Electro Rent be liable if a payment or benefit under the Plan or the Award is challenged by any taxing authority or for any additional tax, interest or penalties that may be imposed on you by Code Section 409A or any damages for failing to comply with Code Section 409A. You will be entirely responsible for any and all taxes on any benefits payable to you as a result of the Plan or the Award.
9.Agreement Subject to Plan. This Award is subject to, and Electro Rent and you agree to be bound by, all of the terms and conditions of the Plan, as it may be amended from time to time in accordance with its terms. No future amendment to the Plan will adversely affect your rights under this Award in a material manner without your prior written consent.
10.Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan, the Award Letter and these Terms constitute our entire agreement with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of Electro Rent and you with respect to the subject matter hereof. In the event of any conflict with the Plan, the Plan shall control. The interpretation, performance and enforcement of this Agreement shall be governed by the internal substantive laws of the State of California, without regard to the conflict of laws provisions of that or any other State. The Award can only be amended in a writing executed by a duly authorized executive officer of Electro Rent.

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